Exhibit: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Second Quarter 2023 Results and Declares Dividend

CAMBRIDGE, MA. (July 18, 2023) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $7.1 million for the three months ended June 30, 2023, a decrease of $5.3 million, or 42.7%, as compared to net income of $12.4 million for the three months ended March 31, 2023. Diluted earnings per share were $0.91 for the three months ended June 30, 2023, representing a decrease of $0.67, or 42.4%, as compared to diluted earnings per share of $1.58 for the three months ended March 31, 2023.

The results for the three months ended June 30, 2023 include non-operating items, namely merger related charges and as detailed in the accounting principles generally accepted in the United States of America (“GAAP”) to non-GAAP reconciliations within this release. Excluding these items, operating net income was $9.6 million for the three months ended June 30, 2023, a decrease of $3.1 million, or 24.3%, as compared to operating net income of $12.7 million for the three months ended March 31, 2023. Operating diluted earnings per share were $1.23 for the three months ended June 30, 2023, representing a decrease of $0.39, or 24.1%, as compared to operating diluted earnings per share of $1.62 for the three months ended March 31, 2023.

For the six months ended June 30, 2023, unaudited net income was $19.5 million, representing a decrease of $7.4 million, or 27.6%, as compared to net income of $27.0 million for the six months ended June 30, 2022. Diluted earnings per share were $2.49 for the six months ended June 30, 2023, representing a 35.0% decrease as compared to diluted earnings per share of $3.83 for the six months ended June 30, 2022.

Operating net income was $22.4 million for the six months ended June 30, 2023, a decrease of $4.4 million, or 16.4%, as compared to operating net income of $26.7 million for the six months ended June 30, 2022. Operating diluted earnings per share were $2.85 for the six months ended June 30, 2023, representing a 24.8% decrease as compared to operating diluted earnings per share of $3.79 for the six months ended June 30, 2022.

“Following the industry turmoil earlier this year, we are now focused on benefiting from the disruption in the markets by acquiring new clients and talent. Specifically, we have hired four skilled relationship bankers to focus on acquiring deposits in Massachusetts and New Hampshire,” noted Denis K. Sheahan, Chairman, President and CEO. “In addition, I am pleased to welcome Jeffrey Smith, who is experienced in growing and developing wealth management businesses, to lead the Wealth Management division of Cambridge Trust.”

Second Quarter 2023 Highlights:

•
Financial performance ratios for the three months ended June 30, 2023 were as follows:
o
Return on Average Assets (“ROA”) of 0.52% and Operating ROA of 0.70%.
o
Return on Average Equity of 5.43% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 8.51%.
•
Deposits, excluding wholesale funds, totaled $4.09 billion at June 30, 2023 as compared to $4.13 billion at March 31, 2023.
•
Asset quality at June 30, 2023 remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.18% and 0.13%, respectively.

•
The common equity to assets ratio increased to 9.60% at June 30, 2023 from 9.51% at March 31, 2023. The tangible common equity to tangible assets ratio increased to 8.41% at June 30, 2023 from 8.32% at March 31, 2023.
•
Book value per share at June 30, 2023 increased to $67.17 from $67.14 at March 31, 2023. Tangible book value per share at June 30, 2023 increased to $58.05 from $57.98 at March 31, 2023.
•
Available sources of liquidity at June 30, 2023 totaled approximately $2.6 billion. This is approximately two times the amount of uninsured deposits at June 30, 2023.

Balance Sheet

Total assets decreased by $39.0 million, or 0.7%, from $5.53 billion at March 31, 2023 to $5.49 billion at June 30, 2023.

Total loans increased by $7.1 million, or 0.2%, from $4.02 billion at March 31, 2023 to $4.03 billion at June 30, 2023.

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Residential real estate loans decreased by $14.6 million, from $1.63 billion at March 31, 2023 to $1.62 billion at June 30, 2023.
•
Commercial real estate loans increased by $10.1 million, from $1.91 billion at March 31, 2023 to $1.92 billion at June 30, 2023.
•
Home equity loans decreased by $5.7 million, from $101.7 million at March 31, 2023 to $96.0 million at June 30, 2023.
•
Commercial and industrial loans increased by $23.7 million, or 6.9%, from $343.7 million at March 31, 2023 to $367.4 million at June 30, 2023, primarily due to growth in Innovation Banking loans.

The Company’s total investment securities portfolio decreased by $31.3 million, or 2.6%, from $1.18 billion at March 31, 2023 to $1.15 billion at June 30, 2023.

Total deposits, inclusive of wholesale deposits, decreased by $214.2 million, or 4.6%, to $4.44 billion at June 30, 2023, as compared to $4.66 billion at March 31, 2023, primarily due to lower wholesale deposits. At June 30, 2023, excluding wholesale deposits, total deposits decreased by $47.3 million, or 1.1%, from March 31, 2023.

•
Total demand and interest-bearing checking on a combined basis decreased by approximately $7.1 million, or less than 1%. The remaining decrease in deposits, excluding wholesale deposits, was the result of lower savings account balances.
•
Certificates of deposit totaled $637.3 million at June 30, 2023, representing a decrease of $114.8 million, or 15.3%, from $752.1 million at March 31, 2023, due to lower wholesale certificates of deposit. Total wholesale certificates of deposit, which are included within certificates of deposit, were $356.3 million and $523.2 million at June 30, 2023 and March 31, 2023, respectively.
•
The cost of total deposits was 1.78% for the three months ended June 30, 2023, as compared to 1.36% for the three months ended March 31, 2023. The cost of total deposits excluding wholesale deposits was 1.52% for the three months ended June 30, 2023, as compared to 1.01% for the three months ended March 31, 2023. At June 30, 2023, the spot cost of non-wholesale deposits was 1.66%, as compared to 1.28% at March 31, 2023.

Borrowings totaled $408.9 million at June 30, 2023, representing a $167.9 million increase from $241.0 million at March 31, 2023, as the Company utilized Federal Home Loan Bank of Boston advances instead of wholesale certificates of deposit during the quarter.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for credit losses, decreased by $4.5 million, or 13.1%, to $29.8 million for the three months ended June 30, 2023, from $34.2 million for the three months ended March 31, 2023. This was primarily due to higher cost of funds, partially offset by an increase in average earning assets and higher yields on earning assets.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 37 basis points to 2.26% for the three months ended June 30, 2023, as compared to 2.63% for the three months ended March 31, 2023, as a result of higher funding costs.

Net interest and dividend income, before the provision for credit losses, decreased by $2.0 million, or 3.1%, to $64.0 million for the six months ended June 30, 2023, from $66.1 million for the six months ended June 30, 2022. This was primarily due to higher cost of funds, partially offset by an increase in average earning assets and higher yields on earning assets.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 36 basis points to 2.44% for the six months ended June 30, 2023, as compared to 2.80% for the six months ended June 30, 2022.

In order to provide greater disclosure of the impact of loan related merger accounting, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion, the adjusted net interest margin, on a fully taxable equivalent basis, for the three months ended June 30, 2023, was 2.21%, representing a 37 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.58% for the three months ended March 31, 2023.

	Three Months Ended
	June 30, 2023
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$5,263,377
Net interest income on a fully taxable equivalent basis (GAAP)		$29,674
Net interest margin on a fully taxable equivalent basis (GAAP)			2.26%
Less: Accretion of loan fair value adjustments (GAAP)		(670)	-0.05%
Adjusted net interest margin on a fully taxable equivalent basis (non-GAAP)	$5,263,377	$29,004	2.21%

Excluding the impact of merger related loan accretion, the adjusted net interest margin, on a fully taxable equivalent basis, for the six months ended June 30, 2023, was 2.39%, representing a 35 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.74% for the six months ended June 30, 2022.

	Six Months Ended
	June 30, 2023
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$5,287,651
Net interest income on a fully taxable equivalent basis (GAAP)		$64,106
Net interest margin on a fully taxable equivalent basis (GAAP)			2.44%
Less: Accretion of loan fair value adjustments (GAAP)		(1,313)	-0.05%
Adjusted net interest margin on a fully taxable equivalent basis (non-GAAP)	$5,287,651	$62,793	2.39%

Provision for (Release of) Credit Losses

During the three months ended June 30, 2023, the Company recorded a provision for credit losses of $80,000, as compared to a provision for credit losses of $60,000 for the three months ended March 31, 2023.

For the six months ended June 30, 2023, the Company recorded a provision for credit losses of $140,000, as compared to a $412,000 release of credit losses for the six months ended June 30, 2022.

Noninterest Income

Total noninterest income decreased by $686,000, or 6.4%, to $10.0 million for the three months ended June 30, 2023, as compared to $10.7 million for the three months ended March 31, 2023. This change was primarily the result of lower other income and lower loan related derivative income, partially offset by higher wealth management revenue. Noninterest income was 25.2% of total revenue for the three months ended June 30, 2023.

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Other income decreased by $488,000, or 50.6%, to $476,000 for the three months ended June 30, 2023, as compared to $964,000 for the three months ended March 31, 2023, primarily due to income associated with success fees of Innovation Banking loans and gains recognized during the quarter ended March 31, 2023 on a community development fund investment, while no such income was recognized during the quarter ended June 30, 2023.
•
Loan related derivative income decreased by $241,000, to a loss of $7,000 for the three months ended June 30, 2023, as compared to $234,000 for the three months ended March 31, 2023, primarily as a result of lower volume of loan related derivative transactions.
•
Wealth management revenue increased by $139,000, or 1.8%, to $8.1 million for the three months ended June 30, 2023, as compared to $7.9 million for the three months ended March 31, 2023. Wealth Management Assets under Management and Administration were $4.4 billion at June 30, 2023, an increase of $92.0 million, or 2.2%, from $4.27 billion at March 31, 2023, primarily due to positive returns in both the bond and equity markets.

Total noninterest income decreased by $1.8 million, or 7.8%, to $20.7 million for the six months ended June 30, 2023, as compared to $22.5 million for the six months ended June 30, 2022. This change was primarily the result of lower bank owned life insurance (“BOLI”) income, lower wealth management revenue, and lower other income, partially offset by higher deposit account fees. Noninterest income was 24.5% of total revenue for the six months ended June 30, 2023.

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BOLI income decreased by $1.2 million, or 75.2%, to $379,000 for the six months ended June 30, 2023, as compared to $1.5 million for the six months ended June 30, 2022, primarily due to a gain related to a death benefit claim and a policy surrender that occurred during the six months ended June 30, 2022, while no such benefit claims or policy surrenders occurred during the six months ended June 30, 2023.
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Wealth management revenue decreased by $683,000, or 4.1%, to $16.0 million for the six months ended June 30, 2023, as compared to $16.7 million for the six months ended June 30, 2022, primarily due to the effect of lower wealth management assets in the first half of 2023 as compared to the comparative period in 2022. Wealth Management Assets under Management and Administration were $4.4 billion at June 30, 2023, an increase of $299.5 million, or 7.4%, from $4.1 billion at December 31, 2022, primarily due to positive returns in both the bond and equity markets.
•
Other income decreased by $354,000, or 19.7%, to $1.4 million for the six months ended June 30, 2023, as compared to $1.8 million for the six months ended June 30, 2022, primarily due to lower income associated with success fees of Innovation Banking loans recognized during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

•
Deposit account fees increased by $509,000, or 41.1%, to $1.7 million for the six months ended June 30, 2023, as compared to $1.2 million for the six months ended June 30, 2022, primarily due to increased fee revenue from commercial deposit sweep products as a result of higher interest rates.

Noninterest Expense

Total noninterest expense increased by $2.0 million, or 7.1%, to $30.3 million for the three months ended June 30, 2023, as compared to $28.3 million for the three months ended March 31, 2023. During the three months ended June 30, 2023, there was an increase in non-operating expenses and FDIC insurance, partially offset by a decrease in salary and benefits expense and professional fees, as compared to the three months ended March 31, 2023.

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Non-operating expense increased by $3.1 million, to $3.5 million for the three months ended June 30, 2023, from $424,000 for the three months ended March 31, 2023, primarily due to Northmark Bank (“Northmark”) merger related expenses associated with the systems conversion that occurred during the second quarter of 2023.
•
Salary and employee benefits expense decreased by $1.5 million, or 8.1%, to $17.0 million for the three months ended June 30, 2023, from $18.5 million for the three months ended March 31, 2023, primarily due to lower variable based compensation and lower staffing levels combined with the seasonality of employee benefits expenses.
•
Professional fees decreased by $260,000, or 23.2%, to $863,000 for the three months ended June 30, 2023, from $1.1 million for the three months ended March 31, 2023, primarily due to lower legal fees and employment agency fees.

Total noninterest expense increased by $6.5 million, or 12.5%, to $58.7 million for the six months ended June 30, 2023, as compared to $52.2 million for the six months ended June 30, 2022, primarily driven by an increase in non-operating expenses, salary and benefits expense, and marketing expenses as compared to the six months ended June 30, 2022.

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Non-operating expense increased by $3.7 million to $3.9 million for the six months ended June 30, 2023, from $246,000 for the six months ended June 30, 2022, primarily due to merger related expenses associated with the Northmark systems conversion.
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Salary and employee benefits expense increased by $1.0 million, or 3.0%, to $35.5 million for the six months ended June 30, 2023, from $34.4 million for the six months ended June 30, 2022, primarily due to higher overall staffing levels associated with the Northmark merger, normal merit increases, and increases in employee benefit costs.
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Marketing expense increased by $642,000, or 145.2%, to $1.1 million for the six months ended June 30, 2023, from $442,000 for the six months ended June 30, 2022, primarily due to the timing of marketing spend.

Asset Quality

Non-performing loans totaled $7.2 million, or 0.18% of total loans outstanding at June 30, 2023, consistent with the level seen as of March 31, 2023. The allowance for credit losses was $38.1 million, or 0.95% of total loans outstanding at June 30, 2023, as compared to $38.0 million, or 0.95% of total loans outstanding at March 31, 2023.

The Company recorded net loan charge-offs of $12,000, or 0.00% of total loans (annualized), for the three months ended June 30, 2023, as compared to net loan recoveries of $6,000, or 0.00% of total loans (annualized), for the three months ended March 31, 2023.

The Company recorded net loan charge-offs of $6,000, or 0.00% of total loans (annualized), for the six months ended June 30, 2023, as compared to net loan recoveries of $27,000, or 0.00% of total loans (annualized), for the six months ended June 30, 2022.

The following table shows additional and historical information regarding non-performing assets and early-stage delinquency (30-89 days delinquent):

	Non-performing Assets
	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022
	(dollars in thousands)
Non-performing assets	$7,199	$7,262	$6,542	$12,421
Non-performing loans/total loans	0.18%	0.18%	0.16%	0.35%
Non-performing assets/total assets	0.13%	0.13%	0.12%	0.12%
	Additional Asset Quality Indicators
	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022

Delinquent loans 30-89 days past due/total loans	0.51%	0.39%	0.36%	0.19%
Quarterly net recoveries (charge-offs)/total loans (annualized)	(0.00)%	0.00%	0.00%	0.00%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses/nonperforming loans	528.86%	523.35%	577.41%	274.73%
Allowance for credit losses/total loans	0.95%	0.95%	0.93%	0.97%

Income Taxes

The Company’s effective tax rate was 24.0% for the three months ended June 30, 2023, as compared to 25.1% for the three months ended March 31, 2023. For the six months ended June 30, 2023, the Company’s effective tax rate was 24.7%, as compared to 26.7% for the six months ended June 30, 2022.

Dividend and Capital

On July 17, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.67 per share, which is payable on August 17, 2023, to shareholders of record as of the close of business on August 3, 2023. The Company did not repurchase any shares under its previously announced share repurchase program during the three and six months ended June 30, 2023.

The Company’s common equity to assets ratio increased to 9.60% at June 30, 2023, from 9.51% at March 31, 2023. The ratio of tangible common equity to tangible assets increased to 8.41% at June 30, 2023 from 8.32% at March 31, 2023.

Book value per share at June 30, 2023 increased to $67.17 from $67.14 at March 31, 2023. Tangible book value per share at June 30, 2023 increased to $58.05 from $57.98 at March 31, 2023.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

The Company will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, July 18, 2023, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10178703/f95c2786ad.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on the Company’s investor relations website at https://event.choruscall.com/mediaframe/webcast.html?webcastid=xSN1RhIq.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 133-year-old Massachusetts chartered commercial bank with approximately $5.49 billion in assets at June 30, 2023, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.4 billion in client assets under management and administration at June 30, 2023. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge Bancorp and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on consumer confidence and global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; disruptions in the Company’s ability to access the capital markets; effects of changes in amounts of deposits on the Company’s funding costs and net interest margin; changes in non-performing assets; future provisions for credit losses; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2022, which the Company filed on March 16, 2023. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with GAAP. This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, operating return on average assets, operating return on tangible common equity, and operating efficiency ratio.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in accordance with generally accepted accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Joseph P. Sapienza

Interim Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(dollars in thousands, except per share data)
Interest and Dividend Income	$54,144	$51,742	$36,279	$105,886	$70,177
Interest Expense	24,383	17,494	2,098	41,877	4,127
Net Interest and Dividend Income	29,761	34,248	34,181	64,009	66,050
Provision for (Release of) Credit Losses	80	60	—	140	(412)
Noninterest Income	10,029	10,715	11,149	20,744	22,503
Noninterest Expense	30,345	28,328	26,297	58,673	52,172
Income Before Income Taxes	9,365	16,575	19,033	25,940	36,793
Income Tax Expense	2,250	4,159	5,375	6,409	9,819
Net Income	$7,115	$12,416	$13,658	$19,531	$26,974

Operating Net Income*	$9,630	$12,722	$13,420	$22,352	$26,736

Data Per Common Share:
Basic Earnings Per Share	$0.91	$1.59	$1.95	$2.50	$3.86
Diluted Earnings Per Share	0.91	1.58	1.94	2.49	3.83
Operating Diluted Earnings Per Share*	1.23	1.62	1.90	2.85	3.79
Dividends Declared Per Share	0.67	0.67	0.64	1.34	1.28

Average Common Shares Outstanding:
Basic	7,837,708	7,792,474	6,981,907	7,816,611	6,959,856
Diluted	7,854,955	7,826,162	7,026,807	7,842,106	7,013,538

Selected Performance Ratios:
Net Interest Margin, FTE	2.26%	2.63%	2.86%	2.44%	2.80%
Adjusted Net Interest Margin, FTE	2.21%	2.58%	2.81%	2.39%	2.74%
Cost of Funds	1.86%	1.34%	0.17%	1.60%	0.17%
Cost of Interest-Bearing Liabilities	2.62%	1.96%	0.28%	2.30%	0.27%
Cost of Deposits	1.78%	1.36%	0.17%	1.56%	0.17%
Cost of Deposits excluding Wholesale Deposits	1.52%	1.01%	0.17%	1.26%	0.17%
Return on Average Assets	0.52%	0.91%	1.09%	0.71%	1.09%
Return on Average Equity	5.43%	9.68%	12.55%	7.53%	12.46%
Efficiency Ratio*	76.26%	63.00%	58.01%	69.23%	58.92%
Operating Return on Average Assets*	0.70%	0.93%	1.07%	0.82%	1.08%
Operating Return on Tangible Common Equity*	8.51%	11.52%	14.08%	9.99%	14.11%
Operating Efficiency Ratio*	67.49%	62.06%	58.97%	64.61%	59.41%

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
	(dollars in thousands, except per share data)
Total Assets	$5,489,622	$5,528,584	$5,559,737	$5,057,935
Total Loans	$4,025,226	$4,018,082	4,062,856	$3,523,492
Total Deposits	$4,442,590	$4,656,776	4,815,376	$4,264,057
Allowance for Credit Losses	$38,073	$38,005	37,774	$34,124
Allowance to Total Loans	0.95%	0.95%	0.93%	0.97%
Non-Performing Loans	$7,199	$7,262	$6,542	$5,879
Non-Performing Loans/Total Loans	0.18%	0.18%	0.16%	0.17%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.00%	0.00%	0.00%
Tangible Common Equity Ratio*	8.41%	8.32%	8.12%	7.75%
Book Value Per Share	$67.17	$67.14	$66.38	$63.09
Tangible Book Value Per Share*	$58.05	$57.98	$57.15	$55.33
Wealth Management AUM	$4,099,169	$4,005,805	3,875,747	$3,844,993
Wealth Management AUM & AUA	$4,359,335	$4,267,343	4,059,819	$4,016,328
* See GAAP to Non-GAAP Reconciliations			.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	March 31, 2023	December 31, 2022
	(dollars in thousands, except share information)
Assets
Cash and cash equivalents	$33,398	$70,766	$30,719
Investment securities
Available for sale, at fair value (amortized cost $172,568, 178,183 and $182,027, respectively)	144,306	152,183	153,416
Held to maturity, at amortized cost (fair value $839,025, 879,323 and $885,586, respectively)	1,007,471	1,030,858	1,051,997
Total investment securities	1,151,777	1,183,041	1,205,413

Loans
Residential mortgage	1,617,194	1,631,751	1,648,838
Commercial mortgage	1,916,159	1,906,018	1,914,423
Home equity	95,975	101,715	111,351
Commercial and industrial	367,403	343,686	350,650
Consumer	28,495	34,912	37,594
Total loans	4,025,226	4,018,082	4,062,856
Less: allowance for credit losses on loans	(38,073)	(38,005)	(37,774)
Net loans	3,987,153	3,980,077	4,025,082
Federal Home Loan Bank of Boston Stock, at cost	20,247	12,172	6,264
Bank owned life insurance	34,866	34,674	34,484
Banking premises and equipment, net	22,654	22,941	23,297
Right-of-use asset operating leases	23,111	23,855	25,098
Deferred income taxes, net	15,841	14,598	17,990
Accrued interest receivable	14,573	14,129	14,118
Goodwill	64,539	64,539	64,539
Merger-related intangibles, net	6,996	7,219	7,443
Other assets	114,467	100,573	105,290
Total assets	$5,489,622	$5,528,584	$5,559,737
Liabilities
Deposits
Demand	$1,059,563	$1,166,643	$1,366,395
Interest-bearing checking	1,171,164	1,071,165	908,961
Money market	981,304	998,465	1,162,773
Savings	593,210	668,385	790,628
Certificates of deposit	637,349	752,118	586,619
Total deposits	4,442,590	4,656,776	4,815,376
Borrowings	408,926	240,997	105,212
Operating lease liabilities	25,376	26,082	27,413
Other liabilities	85,726	78,780	94,184
Total liabilities	4,962,618	5,002,635	5,042,185
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 7,845,868 shares, 7,833,997 shares and 7,796,440 shares, respectively	7,846	7,834	7,796
Additional paid-in capital	293,500	292,250	293,186
Retained earnings	246,428	244,561	237,369
Accumulated other comprehensive loss	(20,770)	(18,696)	(20,799)
Total shareholders’ equity	527,004	525,949	517,552
Total liabilities and shareholders’ equity	$5,489,622	$5,528,584	$5,559,737

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(dollars in thousands, except per share amounts)
Interest and dividend income
Interest on taxable loans	$47,731	$45,333	$30,235	$93,064	$58,639
Interest on tax-exempt loans	382	376	354	758	704
Interest on taxable investment securities	4,957	5,050	4,989	10,007	9,400
Interest on tax-exempt investment securities	570	585	627	1,155	1,281
Dividends on FHLB of Boston stock	340	72	32	412	57
Interest on overnight investments	164	326	42	490	96
Total interest and dividend income	54,144	51,742	36,279	105,886	70,177
Interest expense
Interest on deposits	20,040	15,944	1,844	35,984	3,740
Interest on borrowed funds	4,343	1,550	254	5,893	387
Total interest expense	24,383	17,494	2,098	41,877	4,127
Net interest and dividend income	29,761	34,248	34,181	64,009	66,050
Provision for (Release of) credit losses	80	60	—	140	(412)
Net interest and dividend income after provision for (release of) credit losses	29,681	34,188	34,181	63,869	66,462
Noninterest income
Wealth management revenue	8,076	7,937	8,122	16,013	16,696
Deposit account fees	878	869	732	1,747	1,238
ATM/Debit card income	414	511	427	925	806
Bank owned life insurance income	192	187	1,343	379	1,530
Gain on loans sold, net	—	13	4	13	98
Loan related derivative income (loss)	(7)	234	45	227	341
Other income	476	964	476	1,440	1,794
Total noninterest income	10,029	10,715	11,149	20,744	22,503
Noninterest expense
Salaries and employee benefits	16,984	18,488	17,048	35,472	34,439
Occupancy and equipment	3,571	3,747	3,613	7,318	7,155
Data processing	2,602	2,641	2,601	5,243	5,246
Professional services	863	1,123	1,070	1,986	2,134
Marketing	658	426	218	1,084	442
FDIC insurance	768	379	472	1,147	927
Non-operating expenses	3,491	424	246	3,915	246
Other expenses	1,408	1,100	1,029	2,508	1,583
Total noninterest expense	30,345	28,328	26,297	58,673	52,172
Income before income taxes	9,365	16,575	19,033	25,940	36,793
Income tax expense	2,250	4,159	5,375	6,409	9,819
Net income	$7,115	$12,416	$13,658	$19,531	$26,974
Share data:
Weighted average shares outstanding, basic	7,837,708	7,792,474	6,981,907	7,816,611	6,959,856
Weighted average shares outstanding, diluted	7,854,955	7,826,162	7,026,807	7,842,106	7,013,538
Basic earnings per share	$0.91	$1.59	$1.95	$2.50	$3.86
Diluted earnings per share	$0.91	$1.58	$1.94	$2.49	$3.83

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,978,078	$47,731	4.81%	$3,986,380	$45,333	4.61%	$3,409,819	$30,235	3.56%
Tax-exempt	51,359	484	3.78	51,028	476	3.78	46,771	448	3.84
Securities available for sale (3)
Taxable	175,361	693	1.59	180,510	713	1.60	198,985	671	1.35
Securities held to maturity
Taxable	927,768	4,264	1.84	948,233	4,337	1.85	1,012,604	4,318	1.71
Tax-exempt	93,420	721	3.10	95,212	740	3.15	101,029	794	3.15
Cash and cash equivalents	37,391	164	1.76	50,831	326	2.60	48,197	42	0.35
Total interest-earning assets (4)	5,263,377	54,057	4.12%	5,312,194	51,925	3.96%	4,817,405	36,508	3.04%
Non-interest-earning assets	270,384			268,670			232,165
Allowance for credit losses	(38,099)			(37,784)			(34,368)
Total assets	$5,495,662			$5,543,080			$5,015,202
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$1,150,334	$4,985	1.74%	$880,040	$2,025	0.93%	$743,030	$50	0.03%
Savings accounts	624,749	1,469	0.94	771,219	1,357	0.71	899,820	181	0.08
Money market accounts	970,828	7,292	3.01	1,129,934	6,462	2.32	1,203,020	1,531	0.51
Certificates of deposit	633,722	6,294	3.98	692,644	6,100	3.57	129,060	82	0.25
Total interest-bearing deposits	3,379,633	20,040	2.38	3,473,837	15,944	1.86	2,974,930	1,844	0.25
Other borrowed funds	346,755	4,343	5.02	137,516	1,550	4.57	56,734	254	1.80
Total interest-bearing liabilities	3,726,388	24,383	2.62%	3,611,353	17,494	1.96%	3,031,664	2,098	0.28%
Non-interest-bearing liabilities
Demand deposits	1,138,259			1,290,924			1,452,911
Other liabilities	105,249			120,877			93,966
Total liabilities	4,969,896			5,023,154			4,578,541
Shareholders’ equity	525,766			519,926			436,661
Total liabilities & shareholders’ equity	$5,495,662			$5,543,080			$5,015,202
Net interest income on a fully taxable equivalent basis		29,674			34,431			34,410
Less taxable equivalent adjustment		(253)			(255)			(261)
Net interest income		$29,421			$34,176			$34,149
Net interest spread (5)			1.49%			2.00%			2.76%
Net interest margin (6)			2.26%			2.63%			2.86%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2023 and 2022.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of Paycheck Protection Program (“PPP”) loans outstanding during 2023 and 2022, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2023 and 2022.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest Income/ Expenses(1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,982,206	$93,064	4.71%	$3,362,216	$58,639	3.52%
Tax-exempt	51,195	960	3.78	46,736	891	3.84
Securities available for sale (3)
Taxable	177,921	1,407	1.59	201,078	1,321	1.32
Securities held to maturity
Taxable	937,944	8,600	1.85	975,034	8,079	1.67
Tax-exempt	94,311	1,462	3.13	102,922	1,622	3.18
Cash and cash equivalents	44,074	490	2.24	97,811	96	0.20
Total interest-earning assets (4)	5,287,651	105,983	4.04%	4,785,797	70,648	2.98%
Non-interest-earning assets	269,531			235,499
Allowance for credit losses	(37,943)			(34,573)
Total assets	$5,519,239			$4,986,723
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$1,015,934	$7,011	1.39%	$753,808	$94	0.03%
Savings accounts	697,579	2,826	0.82	911,430	358	0.08
Money market accounts	1,049,941	13,753	2.64	1,195,141	3,101	0.52
Certificates of deposit	663,020	12,394	3.77	136,545	187	0.28
Total interest-bearing deposits	3,426,474	35,984	2.12%	2,996,924	3,740	0.25%
Other borrowed funds	242,713	5,893	4.90	36,663	387	2.13
Total interest-bearing liabilities	3,669,187	41,877	2.30%	3,033,587	4,127	0.27%
Non-interest-bearing liabilities
Demand deposits	1,214,170			1,420,839
Other liabilities	113,020			95,661
Total liabilities	4,996,377			4,550,087
Shareholders’ equity	522,862			436,636
Total liabilities & shareholders’ equity	$5,519,239			$4,986,723
Net interest income on a fully taxable equivalent basis		64,106			66,521
Less taxable equivalent adjustment		(509)			(528)
Net interest income		$63,597			$65,993
Net interest spread (5)			1.74%			2.70%
Net interest margin (6)			2.44%			2.80%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2023 and 2022.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2023 and 2022, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2023 and 2022.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

		Three Months Ended			Six Months Ended
Operating Net Income / Operating Diluted Earnings Per Share		June 30,	March 31,	June 30,	June 30,	June 30,
		2023	2023	2022	2023	2022
		(dollars in thousands, except share data)

Net Income (a GAAP measure)		$7,115	$12,416	$13,658	$19,531	$26,974
Less: Death benefits on bank owned life insurance ("BOLI") and policy surrender		—	—	(1,157)	—	(1,157)
Add: Merger and contractual termination expenses		3,491	424	246	3,915	246
Less: Tax effect of BOLI surrender		—	—	736	—	736
Less: Tax effect of non-operating expenses (1)	`	(976)	(118)	(63)	(1,094)	(63)
Operating Net Income (a non-GAAP measure)		$9,630	$12,722	$13,420	$22,352	$26,736
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (a non-GAAP measure)		(3)	(26)	(42)	(23)	(120)
Operating Net Income Applicable to Common Shareholders (a non-GAAP measure)		$9,627	$12,696	$13,378	$22,329	$26,616
Weighted Average Diluted Shares		7,854,955	7,826,162	7,026,807	7,842,106	7,013,538
Operating Diluted Earnings Per Share (a non-GAAP measure)		$1.23	$1.62	$1.90	$2.85	$3.79
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$527,004	$525,949	$517,552	$442,051
Less: Goodwill and acquisition related intangibles (GAAP)	(71,535)	(71,758)	(71,982)	(54,348)
Tangible Common Equity (a non-GAAP measure)	$455,469	$454,191	$445,570	$387,703
Total assets (GAAP)	$5,489,622	$5,528,584	$5,559,737	$5,057,935
Less: Goodwill and acquisition related intangibles (GAAP)	(71,535)	(71,758)	(71,982)	(54,348)
Tangible assets (a non-GAAP measure)	$5,418,087	$5,456,826	$5,487,755	$5,003,587
Tangible Common Equity Ratio (a non-GAAP measure)	8.41%	8.32%	8.12%	7.75%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$455,469	$454,191	$445,570	$387,703
Common shares outstanding	7,845,868	7,833,997	7,796,440	7,007,063
Tangible Book Value Per Share (a non-GAAP measure)	$58.05	$57.98	$57.15	$55.33

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$30,345	$28,328	$26,297	$58,673	$52,172
Net interest and dividend income	$29,761	$34,248	$34,181	$64,009	$66,050
Total noninterest income	10,029	10,715	11,149	20,744	22,503
Total revenue	$39,790	$44,963	$45,330	$84,753	$88,553
Efficiency Ratio	76.26%	63.00%	58.01%	69.23%	58.92%

Operating Efficiency Ratio: (2)
Noninterest expense	$30,345	$28,328	$26,297	$58,673	$52,172
Merger and contractual termination expenses (Pretax)	(3,491)	(424)	(246)	(3,915)	(246)
Operating expense (a non-GAAP measure)	$26,854	$27,904	$26,051	$54,758	$51,926

Total revenue	$39,790	$44,963	$45,330	$84,753	$88,553
Death benefit on bank owned life insurance (“BOLI”) and policy surrender (Pretax)	—	—	(1,157)	—	(1,157)
Operating revenue (a non-GAAP measure)	$39,790	$44,963	$44,173	$84,753	$87,396
Operating Efficiency Ratio (a non-GAAP measure)	67.49%	62.06%	58.97%	64.61%	59.41%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$9,630	$12,722	$13,420	$22,352	$26,736
Average common equity	$525,766	$519,926	$436,661	$522,862	$436,636
Average goodwill and merger related intangibles	(71,646)	(71,876)	(54,397)	(71,761)	(54,440)
Average tangible common equity (a non-GAAP measure)	$454,120	$448,050	$382,264	$451,101	$382,196
Operating Return on Tangible Common Equity (a non-GAAP measure)	8.51%	11.52%	14.08%	9.99%	14.11%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$9,630	$12,722	$13,420	$22,352	$26,736
Average assets	$5,495,662	$5,543,080	$5,015,202	$5,519,239	$4,989,723
Operating Return on Average Assets (a non-GAAP measure)	0.70%	0.93%	1.07%	0.82%	1.08%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of total revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.